Exhibit 4.1

CAESARS ENTERTAINMENT CORPORATION

AND

DELAWARE TRUST COMPANY,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

November 27, 2019

5.00% Convertible Senior Notes Due 2024

FIRST SUPPLEMENTAL INDENTURE, dated as of November 27, 2019 (this “Supplemental Indenture”), between Caesars Entertainment Corporation, a Delaware corporation (the “Company”), and Delaware Trust Company, as trustee (the “Trustee”), to the Indenture, dated as of October 6, 2017 (the “Original Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Original Indenture, pursuant to which the Company issued its 5.00% Convertible Senior Notes Due 2024 (the “Notes”);

WHEREAS, the Company has solicited consents (each a “Consent” and collectively the “Consents”) of Holders to the amendments of the Original Indenture and to the Notes set forth in Article II of this Supplemental Indenture (the “Amendments”) upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated November 18, 2019 (as amended by the Supplement to the Consent Solicitation Statement dated November 25, 2019, the “Consent Solicitation Statement”);

WHEREAS, Section 9.02 of the Original Indenture provides that the Company and the Trustee may amend or supplement the Original Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, subject to the provision of Section 13.06 of the Original Indenture, the Company has received and delivered to the Trustee written evidence of the Consents from Holders of at least a majority of the current outstanding principal amount of the Notes to effect the Amendments;

WHEREAS, the Board of Directors of the Company by resolutions (the “Resolutions”) adopted on November 7, 2019 has duly authorized, on behalf of the Company, this Supplemental Indenture and the Company has delivered the Resolutions to the Trustee;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Section 9.06 of the Original Indenture; and

WHEREAS, the Company has (i) requested and hereby requests that the Trustee execute and deliver this Supplemental Indenture and (ii) satisfied all requirements necessary to make this Supplemental Indenture a valid and binding instrument, enforceable against the Company in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE I

DEFINITIONS

Section 1.1.    Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a)    a term defined in the Original Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b)    the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c)    unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

(d)    Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.2.    Definitions in the Original Indenture.

(a)    The Original Indenture is hereby amended and supplemented by adding the following additional definition to Section 1.01 of the Original Indenture in the appropriate alphabetical order:

““Transactions” shall mean the transactions contemplated under the Agreement and Plan of Merger, dated as of June 24, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended from time to time, by and among Caesars Entertainment Corporation, Eldorado Resorts, Inc. and Colt Merger Sub, Inc., including without limitation all related financing transactions.”

ARTICLE II

AMENDMENTS TO THE ORIGINAL INDENTURE

Section 2.1.    The Original Indenture is hereby amended to insert new Sections 4.19 and 4.20 to read as follows and the corresponding changes shall be made to the Original Indenture’s Table of Contents:

“Section 4.19. Transactions Permitted. Notwithstanding any other provision of this Indenture, the Transactions and the consummation thereof are, for the avoidance of doubt, permitted under and not prohibited by this Indenture and shall not result in any Default or Event of Default under this Indenture. For the avoidance of doubt, none of the requirements or conditions set forth in Articles IV or V will apply with respect to the Transactions. Notwithstanding anything to the contrary herein, for the purposes of Articles X and XI hereof, the consummation of the Transactions shall be deemed to constitute a Fundamental Change and Make-Whole Fundamental Change.”

“Section 4.20. Covenant Fall-Away. Immediately after the consummation of the Transactions, the following provisions shall fall-away and shall be of no further force and effect and the Issuer and the Restricted Subsidiaries shall no longer be subject to such provisions: Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.09, 4.10, 4.12, 4.13, 4.15 and 5.01.”

ARTICLE III

MISCELLANEOUS

Section 3.1.    Operativeness of Amendments. This Supplemental Indenture will become effective immediately upon its execution and delivery by the parties hereto but the Amendments set forth in Article II of this Supplemental Indenture will not become operative unless and until the Consent Fee (as defined in the Consent Solicitation Statement) with respect to the Notes is paid in accordance with the terms and conditions of the Consent Solicitation Statement.

Section 3.2.    Ratification of Original Indenture. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 3.3.    Trustee Not Responsible for Recitals. The recitals and statements herein contained are made solely by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity, adequacy or sufficiency of this Supplemental Indenture. All of the provisions contained in the Original Indenture in respect of the rights, privileges, protections, benefits, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.4.    Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.5.    Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

Section 3.6.    Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.7.    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CAESARS ENTERTAINMENT CORPORATION, as Issuer

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	Executive Vice President and Chief
Financial Officer

DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Benjamin Hancock
Name:	Benjamin Hancock
Title:	Assistant Vice President

SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE